Exhibit 10.13

NOTICE OF GRANT OF PERFORMANCE STOCK UNIT AWARD

UNDER TERMS AND CONDITIONS OF 2020 PERFORMANCE INCENTIVE PLAN

Name of Grantee:	[________]

Total Target Number of Stock Units Subject to this Grant[1]:	[_____]

Target Number of Non-GAAP EPS Stock Units Subject to this Grant[1]:	[_____]

Target Number of Revenue Stock Units Subject to this Grant[1]:	[_____]

Date of Grant:	[______], 2022

This Notice evidences that you have been granted an award of restricted stock units (the “Stock Units”) of Lantronix, Inc. (the “Company”) as to the “total target” number set forth above. Between zero percent (0%) and two hundred percent (200%) of the “total target” number of Stock Units will vest and become nonforfeitable in accordance with the performance-based vesting requirements set forth in the Terms (as defined below).

By your acceptance of the award, you agree that the award of Stock Units is granted under and governed by the terms and conditions of the Company's 2020 Performance Incentive Plan (as amended from time to time, the “Plan”) and the Terms and Conditions of Performance Stock Unit Award (the “Terms”), which are attached and incorporated herein by this reference. This Notice of Grant of Performance Stock Unit Award, together with the Terms, is referred to as the “Agreement” applicable to your award. The award has been granted to you in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to you. Capitalized terms are defined in the Plan if not defined herein or in the Terms. The Plan, the Terms, and the Prospectus for the Plan are available by calling the Company at (949) 453-3990.

By accepting this award, you agree to execute any documents and take such further actions that the Company may reasonably request in order to establish and/or maintain a brokerage account to hold the shares subject to this grant.

LANTRONIX, INC.	ACCEPTED AND AGREED BY GRANTEE

By: __________________________________	By: __________________________________
Name:	Name:
Title

1 Subject to adjustment under Section 7.1 of the Plan.

LANTRONIX, INC.

2020 PERFORMANCE INCENTIVE PLAN

TERMS AND CONDITIONS OF PERFORMANCE STOCK UNIT AWARD

1.	General.

These Terms and Conditions of Performance Stock Unit Award (these “Terms”) apply to a particular grant of stock units under the Plan (the “Award”) if incorporated by reference in the Notice of Grant of Performance Stock Unit Award (the “Grant Notice”) corresponding to that particular grant. The recipient of the Award identified in the Grant Notice is referred to as the “Grantee.” The effective date of grant of the Award as set forth in the Grant Notice is referred to as the “Award Date.” The number of stock units covered by the Award is subject to adjustment under Section 7.1 of the Plan.

The Award was granted under and subject to the Lantronix, Inc. 2020 Performance Incentive Plan (the “Plan”). Capitalized terms are defined in the Plan if not defined herein. The Award has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The Grant Notice and these Terms are collectively referred to as the “Agreement” applicable to the Award.

As used in the Agreement, the term “stock unit” means a non-voting unit of measurement which is deemed for bookkeeping purposes to be the equivalent to one outstanding share of the Company’s Common Stock solely for purposes of the Plan and this Agreement. The Stock Units shall be used solely as a device for the determination of the payment to eventually be made to the Grantee if such Stock Units vest pursuant to Section 2 of the Terms. The Stock Units shall not be treated as property or as a trust fund of any kind.

2.	Vesting.

The Award is subject to the vesting terms and conditions set forth in Exhibit A hereto, incorporated herein by this reference. References to this Section 2 include Exhibit A. For clarity, except as expressly provided herein, the vesting date for any Stock Units allocated to a particular Performance Period shall be the date on which the Administrator determines the vesting of such Stock Units for that Performance Period in accordance with Exhibit A.

3.	Effect of Termination of Employment or Services.

3.1       In General. Except as otherwise expressly provided below in this Section 3, if the Grantee ceases to be employed by or ceases to provide services to the Company or one of its Subsidiaries (the last day that the Grantee is employed by or provides services as a consultant or director to the Company or one of its Subsidiaries prior to a period in which the Grantee is not employed by, and does not have any such service relationship with, any such entity is referred to as the Grantee’s “Severance Date”), the Grantee’s Stock Units shall terminate to the extent such units have not become vested pursuant to Section 2 or Section 8.2 hereof as of the Severance Date (regardless of the reason for such termination of employment or services, whether with or without cause, voluntarily or involuntarily).

If any unvested Stock Units are terminated pursuant to this Agreement, such Stock Units shall automatically terminate and be cancelled as of the applicable termination date without payment of any consideration by the Company and without any other action by the Grantee, or the Grantee’s beneficiary or personal representative, as the case may be.

In the event of any conflict or inconsistency between this Agreement, on the one hand, and any employment, severance or similar agreement between the Grantee and the Company entered into before the Award Date, on the other hand, regarding the treatment of the Award in connection with a termination of the Grantee’s employment or services or a change in control or similar event (including, without limitation, whether and the extent to which there is any accelerated vesting of the Award in any such circumstances), this Agreement shall control.

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3.2       Termination Due to Death or Disability. If the Grantee’s Severance Date occurs prior to the last day of the FY25 Performance Period as a result of the Grantee’s death or Disability, and (other than in the case of a termination due to the Grantee’s death) if the Grantee satisfies the Release Requirement set forth below, the portion of the Award allocated to the Performance Period in which the Severance Date occurs shall remain outstanding and shall vest as to the number of Stock Units for that Performance Period as determined in accordance with Exhibit A hereto as though the Grantee’s Severance Date did not occur on or before the date of such determination (with any such vested Stock Units to be paid within two and one-half months after the end of that Performance Period). Any remaining Stock Units allocated to that Performance Period and any Stock Units allocated to any subsequent Performance Period shall terminate as of the Grantee’s Severance Date.

In addition, if the Grantee’s Severance Date occurs as a result of the Grantee’s death or Disability, any Stock Units subject to the Award credited to the Grantee pursuant to Exhibit A for a Performance Period that ended on or before the Severance Date (to the extent such credited Stock Units are outstanding and have not previously vested) will vest as of the Severance Date (subject, however, other than in the case of a termination due to the Grantee’s death, to the Grantee’s satisfying the Release Requirement set forth below).

3.3       Termination In Connection with a Change in Control. If the Grantee’s Severance Date occurs within sixty (60) days prior to, or upon or after, a Change in Control, as a result of a termination of the Grantee’s employment by the Company without Cause or a termination by the Grantee for Good Reason, or due to the Grantee’s death or Disability upon or after a Change in Control, and in any such case both (i) the Severance Date occurs before the last day of the FY25 Performance Period and (ii) (other than in the case of a termination due to the Grantee’s death) the Grantee satisfies the Release Requirement set forth below, any Stock Units that remain outstanding and eligible to vest following a Change in Control pursuant to Section 8.2 (to the extent not theretofore vested or terminated and after giving effect to the Change in Control Vesting Percentage determined under Section 8.2) shall accelerate and vest as of the Grantee’s Severance Date (or, if later, the date of the Change in Control) and any Stock Units subject to the Award credited to the Grantee pursuant to Exhibit A for a Performance Period that ended on or before the Change in Control (to the extent such credited Stock Units are outstanding and have not previously vested) will vest as of the Severance Date (or, if later, the date of the Change in Control). If both Section 3.2 and this Section 3.3 would apply in the circumstances, this Section 3.3 controls. In addition, if the Grantee’s Severance Date occurs within sixty (60) days prior to a Change in Control as a result of a termination of the Grantee’s employment by the Company without Cause or a termination by the Grantee for Good Reason, the timing requirements set forth in the Release Requirement shall be measured from the date of the Change in Control and not from the Severance Date.

3.4       Defined Terms; Release Requirement. For the purposes of the Award, the following definitions will apply:

“Cause” shall have the meaning ascribed to such term (or a similar term) in any written employment, severance or similar agreement between the Grantee and the Company in effect on the Grantee’s Severance Date or, if there is no such agreement or such agreement does not include a definition of such term, shall mean: (i) gross negligence or willful misconduct in the performance of the Grantee’s duties to the Company; (ii) intentional and continual failure to substantially perform the Grantee’s reasonably assigned duties for the Company; (iii) the Grantee’s intentional conduct that is demonstrably and materially injurious to the Company, including but not limited to committing or cooperating in an act of fraud, theft, or dishonesty against the Company; (iv) the Grantee’s breach of a fiduciary duty to the Company or its shareholders; (v) the Grantee’s conviction for, or plea of guilty or nolo contendre to, the commission of any felony or any crime involving deceit, material dishonesty, fraud, embezzlement, theft, any crime that results in or is intended to result in personal enrichment at the expense of the Company, any crime that involves the use or sale of a controlled substance, or any other offense that will adversely affect in any material respect the Company’s reputation or the Grantee’s ability to perform the Grantee’s obligations or duties to the Company; or (vi) the Grantee’s violation of a material written policy of the Company or breach of a written agreement with Company, including but not limited to a breach of any written employment, confidentiality or similar agreement between the Grantee and the Company. Notwithstanding the foregoing, Cause shall not exist under (i), (ii), (iii), (iv) or (vi) unless the Company provides the Grantee with written notice of the existence of one or more of the actions, conditions or events set forth above in such definition of Cause, and if such action, event or condition is curable, the Grantee fails to cure such action, event or condition within thirty (30) days after receipt of such notice.

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“Change in Control” means the occurrence of any of the following events:

(i)       A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group, (“Person”) acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection (i), the acquisition of additional stock by any one Person, who is considered to own more than 50% of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii)       A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to effectively control the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii)       A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, 50% or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, 50% or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least 50% of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition of Change in Control, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company. Notwithstanding the foregoing, a transaction shall not be deemed a Change in Control unless the transaction qualifies as a change in the ownership of the Company, change in the effective control of the Company or a change in the ownership of a substantial portion of the Company’s assets, each within the meaning of Section 409A of the Code and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time (“Section 409A”).

“Disability” means total and permanent disability of the Grantee as defined in Section 22(e)(3) of the Code.

“Good Reason” shall have the meaning ascribed to such term (or a similar term) in any written employment, severance or similar agreement between the Grantee and the Company in effect on the Grantee’s Severance Date or, if there is no such agreement or such agreement does not include a definition of such term, shall mean the Grantee’s resignation within one hundred and twenty (120) days after the Company has taken any of the following actions without the Grantee’s express written consent: (i) a material reduction in the Grantee’s base salary, the Grantee’s target annual bonus opportunity or benefits (unless, outside of a Change in Control context, such reduction is in connection with a salary or benefit reduction program of general application at the senior level executives of the Company); (ii) a material breach by the Company of any written agreement with the Grantee, including the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Company would be required to perform, except where such assumption occurs by operation of law; (iii) a material adverse change in the Grantee’s title, duties or responsibilities (other than temporarily while the Grantee is disabled or as otherwise permitted by applicable law); or (iv) relocation of the Grantee’s principal workplace by more than forty-five (45) miles, which change results in a material increase in the Grantee’s one-way commute. Notwithstanding the foregoing, Good Reason shall not exist unless the Grantee provides the Company written notice of the existence of the one or more of the actions, conditions or events set forth above in this definition of Good Reason within ninety (90) days after the initial existence or occurrence of such action, condition or event, and if such action, event or condition is curable, the Company fails to cure such action, event or condition within thirty (30) days after its receipt of such notice.

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The “Release Requirement” means that the Grantee timely executes and delivers to the Company a release of claims in a form acceptable to the Company (a “Release”) and the Grantee does not revoke such Release within any revocation period provided by applicable law. In any circumstances where the Release Requirement is applicable pursuant to this Agreement, the Company shall provide the final form of Release to the Grantee not later than seven (7) days following the Grantee’s Severance Date, and the Grantee shall be required to execute and return the Release to the Company within twenty-one (21) days (or forty-five (45) days if such longer period of time is required to make the Release maximally enforceable under applicable law) after the Company provides the form of Release to the Grantee.

4.	Continuance of Employment/Service Required; No Employment Commitment.

Except as expressly provided in Section 3 above, the vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable installment of the Award and the rights and benefits under this Agreement. Except as expressly provided in Section 3 above, employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 3 above or under the Plan.

Nothing contained in this Agreement or the Plan constitutes an employment or service commitment by the Company, affects the Grantee’s status as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Company or any of its Subsidiaries, interferes in any way with the right of the Company or any of its Subsidiaries at any time to terminate such employment or services, or affects the right of the Company or any of its Subsidiaries to increase or decrease the Grantee’s other compensation or benefits. Nothing in this paragraph, however, is intended to adversely affect any independent contractual right of the Grantee without his consent thereto.

5.	Timing and Manner of Payment of Stock Units.

On or as soon as administratively practical (and in all events not later than two and one-half months) following the date on which any Stock Units vest pursuant to any provision of this Agreement, the Company shall deliver to the Grantee a number of shares of Common Stock (either by delivering one or more certificates for such shares or by entering such shares in book entry form, as determined by the Company in its discretion) equal (subject to adjustment pursuant to Section 7.1 of the Plan) to the number of Stock Units subject to this Award that vested on such date. The Company’s obligation to deliver shares of Common Stock or otherwise make payment with respect to vested Stock Units is subject to the condition precedent that the Grantee or other person entitled under the Plan to receive any shares with respect to the vested Stock Units deliver to the Company any representations or other documents or assurances required pursuant to Section 8.1 of the Plan. The Grantee shall have no further rights with respect to any Stock Units that are so paid or that terminate pursuant to the terms hereof.

6.	Dividend and Voting Rights.

6.1       Limitations on Rights Associated with Units. The Grantee shall have no rights as a stockholder of the Company, no dividend rights (except as expressly provided in Section 6.2 with respect to Dividend Equivalent Rights) and no voting rights, with respect to the Stock Units and any shares of Common Stock underlying or issuable in respect of such Stock Units until such shares of Common Stock are actually issued to and held of record by the Grantee. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate.

6.2       Dividend Equivalent Rights Distributions. As of any date that the Company pays an ordinary cash dividend on its Common Stock, the Company shall credit the Grantee with an additional number of Stock Units equal to (i) the per share cash dividend paid by the Company on its Common Stock on such date, multiplied by (ii) the Total Target Number of Stock Units (including any dividend equivalents previously credited hereunder) (with such Target Number adjusted pursuant to Section 7.1 of the Plan) outstanding and subject to the Award as of the related dividend payment record date, divided by (iii) the fair market value of a share of Common Stock (as determined under Section 5.5 of the Plan) on the date of payment of such dividend. Any Stock Units credited pursuant to the foregoing provisions of this Section 6.2 shall be subject to the same vesting, payment and other terms, conditions and restrictions as the original Stock Units to which they relate. No crediting of Stock Units shall be made pursuant to this Section 6.2 with respect to any Stock Units which, as of such record date, have either been paid pursuant to Section 5 or terminated pursuant to the terms hereof.

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7.	Non-Transferability.

Neither the Award, nor any interest therein or amount or shares payable in respect thereof may be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily. The transfer restrictions in the preceding sentence shall not apply to (a) transfers to the Company, or (b) transfers by will or the laws of descent and distribution.

8.	Adjustments; Change in Control.

8.1       Adjustments. Upon the occurrence of certain events relating to the Company’s stock contemplated by Section 7.1 of the Plan (including, without limitation, an extraordinary cash dividend on such stock), the Administrator shall make adjustments in accordance with such section in the number of Stock Units then outstanding and the number and kind of securities that may be issued in respect of the Award. No such adjustment shall be made with respect to any ordinary cash dividend for which dividend equivalents are credited pursuant to Section 6.2. For purposes of clarity, Exhibit A controls as to any adjustment of the performance goals, criteria or metrics.

8.2       Change in Control. If, at any time after the Award Date and before the last day of the FY25 Performance Period, a Change in Control occurs, the performance-based vesting terms and conditions set forth in Exhibit A hereto shall no longer apply to the portion of the Award allocated to the Performance Period in which the Change in Control occurs and each subsequent Performance Period (if any), and the following rules shall apply with respect to such portion:

•	With respect to the Performance Period in which the Change in Control occurs, the Award shall remain outstanding with respect to a number of Stock Units to be credited for that Performance Period as determined in accordance with Exhibit A hereto, with the Applicable Percentage for that Performance Period (referred to as the “Change in Control Vesting Percentage”) to be equal to the greater of: (i) one hundred percent (100%); or (ii) the Applicable Percentage for that Performance Period determined in accordance with Exhibit A hereto as though such Performance Period ended as of the last day of the fiscal quarter of the Company coinciding with or last preceding the date on which such Change in Control occurs (the “Short Period End Date”) and with the “Non-GAAP EPS CAGR” and “Revenue CAGR” performance levels set forth in Exhibit A hereto pro-rated (except as expressly otherwise set forth in Exhibit A hereto) for the portion of such Performance Period occurring through the Short Period End Date (for example, if the Change in Control occurred during the second fiscal quarter during the Performance Period and before the last day of that quarter, such performance levels would be pro-rated for the 25% of the Performance Period coinciding with the first quarter of the Performance Period, and performance against those goals would be assessed based on actual performance for such first quarter and after taking into account any adjustments pursuant to Exhibit A), provided that if the Change in Control occurs in the first quarter of the Performance Period, the vesting percentage pursuant to this clause (ii) shall be deemed to be one hundred percent (100%) (the vesting percentage so determined pursuant to this clause (ii), the “Change in Control Applicable Percentage”).

In the event the Change in Control occurs during the FY25 Performance Period, the Change in Control Vesting Percentage for the FY25 Performance Period shall be equal to the greater of (i) one hundred percent (100%), or (ii) the Change in Control Applicable Percentage determined as set forth above but adjusted in accordance with Exhibit A based on the Company’s Relative TSR Ranking (with the TSR Measurement Period to be deemed to end for this purpose on the Short Period End Date and the TSRs for the Company and each of the Index Companies to be determined based on this shortened TSR Measurement Period).

The number of Stock Units credited for the Performance Period in which the Change in Control occurs that remain outstanding, determined as set forth above in this clause, shall vest on the last day of such Performance Period, subject to (except as otherwise expressly provided in Section 3) the Grantee’s continued employment or service with the Company or any of its Subsidiaries through such vesting date.

•	With respect to any Performance Period that has not commenced as of the date of the Change in Control, the Award shall remain outstanding with respect to a number of Stock Units to be credited for that Performance Period as determined in accordance with Exhibit A hereto, based on the number of Stock Units allocated to that Performance Period (as provided in the Grant Notice and Exhibit A hereto) and applying, except as provided in the following paragraph, the Change in Control Vesting Percentage determined as set forth above (for clarity, the Change in Control Vesting Percentage determined for the Performance Period in which the Change in Control occurs shall also apply to any Performance Period that had not commenced as of the date of the Change in Control except as provided in the following paragraph).

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In the event the Change in Control occurs prior to the start of the FY25 Performance Period, the Change in Control Vesting Percentage as to the FY25 Performance Period shall be equal to the greater of (i) one hundred percent (100%), or (ii) the Change in Control Applicable Percentage determined as set forth above (as determined for the Performance Period in which the Change in Control occurs) but adjusted in accordance with Exhibit A based on the Company’s Relative TSR Ranking (with the TSR Measurement Period to be deemed to end for this purpose on the Short Period End Date and the TSRs for the Company and each of the Index Companies to be determined based on this shortened TSR Measurement Period).

The number of Stock Units credited with respect to any such Performance Period, determined as set forth above in this clause, shall vest on the last day of such Performance Period, subject to (except as otherwise expressly provided in Section 3) the Grantee’s continued employment or service with the Company or any of its Subsidiaries through such vesting date.

•	In the event that Section 7.2(a) of the Plan applies and the Administrator has not made a provision for the substitution, assumption, exchange or other continuation or settlement of the Award, the Award shall vest on the Change in Control as to the number of Stock Units provided above in this Section 8.2. The second sentence of Section 7.2(a) of the Plan is hereby superseded by the provisions hereof and shall not apply to the Award.

For purposes of clarity, the determination of the number of Stock Units to be credited for a Performance Period in accordance with the first and second bullet points above shall take into account, and give effect to, the maximum vesting level applicable to the Performance Period pursuant to Exhibit A as well as the offsets provided for in Exhibit A for any Stock Units subject to the Award that vested for a prior Performance Period. For purposes of clarity, the provisions of this Section 8.2 shall not apply as to any Stock Units that relate to a Performance Period that ended prior to the date of the Change in Control or any Stock Units that have terminated or were accelerated pursuant to Section 3 (except as otherwise expressly provided in Section 3.3) prior to the occurrence of such Change in Control.

9.	Tax Withholding.

The Company shall reasonably determine the amount of any federal, state, local or other income, employment, or other taxes which the Company or any of its Subsidiaries may reasonably be obligated to withhold with respect to the grant, vesting or other event with respect to the Stock Units. The Grantee shall be solely responsible for the satisfaction of such withholding requirements. If such withholding event occurs in connection with the distribution of shares of Common Stock in respect of the Stock Units and subject to compliance with all applicable laws, the Company shall automatically withhold and reacquire the appropriate number of whole shares, valued at their then Fair Market Value, to satisfy any withholding obligations of the Company or its Subsidiaries with respect to such distribution. If, however, any withholding event occurs with respect to the Stock Units other than in connection with the distribution of shares of Common Stock in respect of the Stock Units, or if the Company cannot legally satisfy such withholding obligations by such withholding and reacquisition of shares as described above, the Company shall be entitled to require a cash payment by or on behalf of the Grantee and/or to deduct from other compensation payable to the Grantee the amount of any such withholding obligations.

10.	Notices.

Any notice to be given under the terms of this Agreement shall be in writing and addressed to the Company at its principal office to the attention of the Secretary, and to the Grantee at the Grantee’s last address reflected on the Company’s employment records. Any notice shall be delivered in person or shall be enclosed in a properly sealed envelope, addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government or a courier of internationally recognized prominence. Any such notice shall be given only when received, but if the Grantee is no longer a Service Provider, shall be deemed to have been duly given five business days after the date mailed in accordance with the foregoing provisions of this Section 10.

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11.	Plan.

The Award and all rights of the Grantee under this Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. The Grantee agrees to be bound by the terms of the Plan and this Agreement. The Grantee acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Agreement. Unless otherwise expressly provided in other sections of this Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not (and shall not be deemed to) create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

12.	Entire Agreement.

This Agreement and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof.

The Plan and this Agreement may be amended pursuant to Section 8.6 of the Plan. Any such amendment must be in writing and signed by the Company. The Company may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

The Administrator will have the exclusive discretion and authority to establish administrative rules, forms and procedures for the administration of the Plan, to construe and interpret the Plan and awards granted pursuant to the Plan (including the Award and this Agreement) and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan. The rules, interpretations, computations and other actions of the Administrator will be binding and conclusive on all persons.

13.	Limitation on Grantee’s Rights.

Participation in the Plan confers no rights or interests other than as herein provided. This Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Grantee shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Stock Units, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Stock Units, as and when payable hereunder.

14.	Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

15.	Section Headings.

The section headings of this Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

16.	Governing Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without regard to conflict of law principles thereunder.

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17.	Construction.

It is intended that the terms of the Award will not result in the imposition of any tax liability pursuant to Section 409A of the Code. This Agreement shall be construed and interpreted consistent with the foregoing intents.

18.	Clawback Policy.

The Stock Units are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of the Stock Units or any shares of Common Stock or other cash or property received with respect to the Stock Units (including any value received from a disposition of the shares acquired upon payment of the Stock Units).

19.	Section 280G.

Notwithstanding anything contained in this Agreement to the contrary, to the extent that any payments and benefits provided under this Agreement to or for the benefit of the Grantee, together with any payments and benefits provided to or for the benefit of the Grantee under any other plan or agreement of the Company or any of its Subsidiaries or affiliates (such payments or benefits are collectively referred to as the “Benefits”), would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, the Grantee’s Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in the Grantee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Grantee received all of the Benefits (such reduced amount is referred to hereinafter as the “Limited Benefit Amount”). If a reduction in the Grantee’s Benefits is required pursuant to the preceding sentence, in order to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate (if and to the extent necessary) the Grantee’s Benefits by first reducing or eliminating amounts which are payable from any cash severance, then from any payment or benefit in respect of any equity award that is treated as contingent on the change in ownership or control but is not covered by Treas. Reg. Section 1.280G-1 Q/A 24(b) or (c), then from any payment or benefit in respect of an equity award that is covered by Treas. Reg. Section 1.280G-1 Q/A 24(c), in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as hereinafter defined). A determination as to whether a reduction in the Grantee’s Benefits to the Limited Benefit Amount pursuant to this Section 19, and the amount of such Limited Benefit Amount (the “Determination”), shall be made by the Company’s independent public accountants or another certified public accounting firm or executive compensation consulting firm of national reputation designated by the Company at the Company’s expense.

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EXHIBIT A

VESTING TERMS AND CONDITIONS

[To be determined at the time of grant]